Exhibit 10.20

Non-employee Directors Compensation

Annual Retainer:

•   $65,000, paid in the form of deferred stock units of common stock

•   $40,000 ($135,000 for the chairman of the board), paid in deferred stock units of common stock or in cash, at the option of the director

Attendance fees — Board meetings:	$2,000 in cash, per meeting
Attendance fees — Committee meetings:	$1,500 in cash, per meeting
Chairperson fees:	$10,000 in cash, for audit committee $5,000 in cash, for compensation committee and nominating/corporate governance committee
Options:	options to purchase 5,000 shares of common stock per year